ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100620893-61
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/19/2010 9:15 AM
	Entity Number E0938562006-9

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Incoming, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation has been amended to create two separate classes of stock (Class A Common Stock and Class B Common Stock). Please see Attachment A for a complete copy of the amendment to the Articles of Incorporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.64%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

This form must be accompanied by appropriate fees.

NV007 - 03/23/2009 C T System Online

Attachment A

Certificate of Amendment to Articles of Incorporation

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INCOMING, INC.

(PURSUANT TO NRS SECTIONS 78.385 AND 78.390)

The undersigned of **INCOMING, INC.** (the "**Corporation**"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify as follows:

FIRST: The name of the Corporation is "Incoming, Inc."

SECOND: The Articles of Incorporation of the Corporation was filed in the Office of the Secretary of State of Nevada on December 22, 2006.

THIRD: Article **THIRD** of the Articles of Incorporation of the Corporation is hereby amended, restated and superseded in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is seventy-five million (75,000,000) shares of which:

(a) Seventy-one million (71,000,000) shares shall be Class A common stock, par value $0.001 per share; and

(b) Four million (4,000,000) shares shall be Class B common stock, par value $0.001 per share.

Upon this Certificate of Amendment to Articles of Incorporation becoming effective pursuant to the laws of the State of Nevada, each outstanding share of the Corporation's common stock, $0.001 par value per share, shall be reclassified as one (1) share of fully paid and nonassessable Class A common stock.

1. Class A common stock.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A common stock shall be as follows:

(a) Voting Rights. Except as required by law, at every meeting of stockholders of the Corporation, every holder of Class A common stock shall be entitled to one vote, in person or by proxy, for each share of Class A common stock outstanding in such holder's name on the stock transfer records of the Corporation, and shall vote with the Class B common stock on all matters (including, without limitation, the election of directors) together as one class.

(b) Distribution of Assets. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any other of the Corporation's securities, the holders of the Class A common stock and the Class B common stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(c) Dividends. Holders of Class A common stock and Class B common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor.

2. Class B common stock.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class B common stock shall be as follows:

(a) Voting Rights. Except as required by law, at every meeting of stockholders of the Corporation, every holder of Class B common stock shall be entitled to two votes, in person or by proxy, for each share of Class B common stock outstanding in such holder's name on the stock transfer records of the Corporation, and shall vote with the Class A common stock on all matters (including, without limitation, the election of directors) together as one class.

(b) Distribution of Assets. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any other of the Corporation's securities, the holders of the Class A common stock and the Class B common stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(c) Dividends. Holders of Class A common stock and Class B common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor.

FOURTH: The foregoing amendment has been duly adopted by a vote of stockholders holding a majority of the voting power of shares entitled to vote in accordance with the provision of Section 78.390 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of this 18th day of August 2010.

INCOMING, INC.

By: ______________________
Name: Victor AbiJaoudi II
Title: Chief Operating Officer